UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
         12(g) of the Securities Exchange Act of 1934, or Suspension of
        Duty to File Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number 033-24935

                  MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                              10 South Third Street
                            Richmond, Virginia 23219
                                 (804) 344-8121

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(i)       [x]
            Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(1)(ii)      [ ]
            Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)       [ ]
            Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)      [ ]
                                              Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Marriott Residence Inn II Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 3, 2002                     MARRIOTT  RESIDENCE INN II
                                             LIMITED PARTNERSHIP

                                             By: AHT Res II GP, Inc.,
                                                 its general partner



                                             By: /s/ Glade M. Knight
                                                --------------------------------
                                             Name:  Glade M. Knight
                                                  ------------------------------
                                             Title:  President
                                                   -----------------------------




Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which all be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.